Exhibit 99.1

Banc of California, Inc. Reports Fourth Quarter Diluted Earnings per Share of $0.28, Reflecting Strong Year-Over-Year Net Interest Margin Expansion and Lower Noninterest Expenses

Company Release –  1/23/2025

LOS ANGELES, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (“Banc of California” or the “Company”), the parent company of wholly-owned subsidiary Banc of California (the “Bank”), today reported financial results for the fourth quarter and year ended December 31, 2024. The Company reported net earnings available to common and equivalent stockholders of $47.0 million, or $0.28 per diluted common share, for the fourth quarter of 2024. This compares to a net loss available to common and equivalent stockholders of $1.2 million, or a loss of $0.01 per diluted common share, for the third quarter of 2024. On an adjusted basis, net earnings available to common and equivalent stockholders were $41.4 million, or $0.25 per diluted common share for the third quarter.(1) The third quarter of 2024 included $60 million of pre-tax losses from repositioning a portion of the securities portfolio. For the full year 2024, we reported net income available to common and equivalent shareholders of $87.1 million, or $0.52 per diluted common share. On an adjusted basis, net income available to common and equivalent shareholders was $135.4 million, or $0.80 per diluted common shares.(1)

Update on Southern California Wildfires

The recent wildfires in Southern California have been devastating, severely impacting Los Angeles and the surrounding areas – home to our headquarters and where many of our clients and team members live and work. To support the recovery efforts, our charitable foundation has launched the Banc of California Wildfire Relief and Recovery Fund, which is dedicated to aiding relief efforts and rebuilding our community. To further our commitment, we have donated $1 million to the relief fund, standing in solidarity with Angelenos as we work together to rebuild and restore what has been lost. To date, we are not aware of any material impact on our loan portfolio, collateral or any of our facilities due to the Southern California wildfires. We are currently aware of four commercial properties and three residential properties that have been damaged or destroyed but all such collateral has insurance coverage in place and will continue to monitor and assess for potential exposure.

Financial Highlights for the Fourth Quarter and 2024 Fiscal Year

•	Net interest margin expansion of 11 basis points vs 3Q24 to 3.04% and 135 basis points year-over-year, driven by lower funding costs

•	Lowered funding costs by 27 basis points vs 3Q24 and 113 basis points year-over-year, reflecting benefits of prior balance sheet repositioning actions and improved funding mix

•	Average noninterest-bearing deposits grew to 29.1% of average total deposits, up from 27.7% in 3Q24 and 22.6% in 4Q23, driven by relationship-focused deposit growth strategy

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•	Total loans of $23.8 billion grew 4.3% annualized or $254 million from 3Q24, driven by growth in warehouse lending, equity funds, and residential mortgage loan portfolios

•
Total noninterest expense declined 7.6% vs 3Q24 to $181.4 million and 50.1% year-over-year, driven by strong efficiency gains and achievement of our merger cost savings target. This reflects a 35.7% decrease in adjusted noninterest expense(1) year-over-year excluding acquisition, integration and reorganization costs and normalizing 4Q23 to include combined company expenses for a full quarter and incentive compensation adjusted to target.

•	Strengthened capital ratios with CET1 capital ratio(2) up 9 basis points vs 3Q24 to 10.55% and 41 basis points year-over year

•	Growth in book value per share to $17.78 and tangible book value per share(1) to $15.72

(1)	Non-GAAP measure; refer to section 'Non-GAAP Measures'
(2)	Capital ratio for 12/31/2024 is preliminary

Jared Wolff, President & CEO of Banc of California, commented, “Our strong fourth quarter results reflect continued momentum and consistent execution by our team. During the quarter, we achieved additional cost savings as well as a significant decline in our funding costs driven by our targeted reduction in deposit costs and the balance sheet repositioning actions that we completed earlier in the year. These actions helped drive an expansion in our net interest margin and increases in our net income, earnings per share, and level of returns.”

Mr. Wolff continued, “During the course of 2024, we made significant strides in strengthening our balance sheet and core earnings power. We believe we are well positioned to continue adding to our client base and expanding relationships with existing clients. Given the positive economic outlook, and the solid gains in loans and deposits generated by our teams in the fourth quarter, we believe we are well positioned to generate further growth in the balance sheet in 2025, expanding operating leverage and profitability to create additional value for our shareholders.”

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INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Summary Income Statement	2024	2024	2023	2024	2023
	(In thousands)
Total interest income	$424,519	$446,893	$467,240	$1,812,705	$1,971,000
Total interest expense	189,234	214,718	316,189	886,655	1,223,872
Net interest income	235,285	232,175	151,051	926,050	747,128
Provision for credit losses	12,801	9,000	47,000	42,801	52,000
Gain (loss) on sale of loans	20	(62)	(3,526)	645	(161,346)
(Loss) gain on sale of securities	(454)	(59,946)	(442,413)	(60,400)	(442,413)
Other noninterest income	29,423	44,556	45,537	136,900	155,474
Total noninterest income (loss)	28,989	(15,452)	(400,402)	77,145	(448,285)
Total revenue	264,274	216,723	(249,351)	1,003,195	298,843
Goodwill impairment	-	-	-	-	1,376,736
Acquisition, integration and reorganization costs	(1,023)	(510)	111,800	(14,183)	142,633
Other noninterest expense	182,393	196,719	251,838	805,923	938,812
Total noninterest expense	181,370	196,209	363,638	791,740	2,458,181
Earnings (loss) before income taxes	70,103	11,514	(659,989)	168,654	(2,211,338)
Income tax expense (benefit)	13,184	2,730	(177,034)	41,766	(312,201)
Net earnings (loss)	56,919	8,784	(482,955)	126,888	(1,899,137)
Preferred stock dividends	9,947	9,947	9,947	39,788	39,788
Net earnings (loss) available to common and equivalent stockholders	$46,972	$(1,163)	$(492,902)	$87,100	$(1,938,925)

Net Interest Income

Q4-2024 vs Q3-2024

Net interest income increased by $3.1 million to $235.3 million for the fourth quarter from $232.2 million for the third quarter due to lower interest expense on interest-bearing liabilities, offset partially by lower interest income on interest-earning assets.

The net interest margin increased 11 basis points to 3.04% for the fourth quarter as the cost of average total funding decreased 27 basis points and the average interest-earning assets yield decreased 15 basis points.

The average yield on interest-earning assets decreased by 15 basis points to 5.48% for the fourth quarter from 5.63% for the third quarter due mainly to the average yield on deposits in financial institutions decreasing by 65 basis points and the average yield on loans and leases decreasing by 17 basis points, offset partially by the average yield on investment securities increasing by 21 basis points. The decrease in the average yield on deposits in financial institutions was due to lower market rates attributable mainly to the Federal Reserve reducing the federal funds rate by a total of 100 basis points since September 2024. The average yield on loans and leases decreased by 17 basis points to 6.01% for the fourth quarter from 6.18% for the third quarter as a result of lower market interest rates and lower loan discount accretion. The average yield on investment securities increased by 21 basis points benefitting from the balance sheet repositioning actions taken in the third quarter.

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Average interest-earning assets decreased by $750.7 million to $30.8 billion for the fourth quarter due mainly to the decreases of $631.5 million in average deposits in financial institutions and $154.4 million in average loans and leases.

The average total cost of funds decreased by 27 basis points to 2.55% for the fourth quarter from 2.82% for the third quarter due mainly to lower market interest rates, lower rate on average borrowings, and lower average balance of total deposits due to the paydown of higher-cost brokered deposits in the third quarter. The average cost of interest-bearing liabilities decreased by 32 basis points to 3.48% for the fourth quarter from 3.80% for the third quarter. The average cost of interest-bearing deposits decreased by 34 basis points to 3.18% for the fourth quarter from 3.52% for the third quarter mainly due to deposit rate repricing driven by federal funds rate cuts, while the average cost of borrowings decreased by 95 basis points to 5.40% for the fourth quarter from 6.35% for the third quarter as the BTFP was paid off and partially replaced with lower fixed rate FHLB advances in the third quarter. Average noninterest-bearing deposits increased by $59.9 million for the fourth quarter compared to the third quarter, average total deposits decreased by $1.2 billion due to the aforementioned paydown of brokered deposits, and average borrowings increased by $335.5 million.

Full Year 2024 vs Full Year 2023

Net interest income increased by $178.9 million to $926.1 million for the year ended December 31, 2024 from $747.1 million for the year ended December 31, 2023 due to lower interest expense on interest-bearing liabilities, offset partially by lower interest income on interest-earning assets.

The net interest margin increased by 87 basis points to 2.85% for the year ended December 31, 2024 compared to 1.98% in 2023 due to the average yield on interest-earning assets increasing by 37 basis points, while the average total cost of funds decreased by 50 basis points.

The average yield on interest-earning assets increased by 37 basis points to 5.58% for the year ended December 31, 2024 from 5.21% in 2023 due mainly to the change in the interest-earning asset mix. This was driven by the increase in the balance of average loans and leases as a percentage of average interest-earning assets to 76% for the year ended December 31,2024 from 67% for the year ended December 31, 2023, the decrease in the balance of average investment securities as a percentage of average interest-earning assets to 14% for the year ended December 31, 2024 from 18% in 2023, and the decrease in the balance of average deposits in financial institutions as a percentage of average interest-earning assets to 10% for the year ended December 31, 2024 from 15% in 2023.

The average yield on loans and leases increased by 19 basis points to 6.11% for the year ended December 31, 2024 from 5.92% in 2023 as a result of changes in portfolio mix and higher net accretion of loan discounts. The average yield on investment securities increased by 44 basis points benefitting from the balance sheet repositioning actions taken in the third quarter of 2024.

Average interest-earning assets decreased by $5.4 billion to $32.5 billion for the year ended December 31, 2024 due to lower average balances in loans and leases, investments securities, and deposits in financial institutions. Average loans and leases decreased by $760.7 million primarily due to the sale in July 2024 of $1.95 billion of Civic loans, offset partially by the acquisition of legacy Banc of California loans completed in the fourth quarter of 2023. Average investment securities decreased by $2.1 billion mostly due to securities sales completed in the fourth quarter of 2023. Average deposits in financial institutions decreased by $2.5 billion due to lower cash balances which were used to pay down higher-cost funding including the full payoff of $2.6 billion of the BTFP and $1.85 billion in brokered deposits as part of the balance sheet repositioning actions taken during 2024.

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The average total cost of funds decreased by 50 basis points to 2.84% for the year ended December 31, 2024 from 3.34% for the year ended December 31, 2023 due mainly to changes in the total funding mix. This was driven by the increase in the balance of lower-cost average total deposits as a percentage of average total funds to 91% for the year ended December 31, 2024 from 78% in 2023, and the decrease in the balance of higher-cost average borrowings as a percentage of average total funds to 6% for the year ended December 31, 2024 from 19% in 2023. The average cost of interest-bearing liabilities decreased by 35 basis points to 3.79% for the year ended December 31, 2024 from 4.14% in 2023. The average total cost of deposits decreased by 9 basis points to 2.52% for the year ended December 31, 2024 compared to 2.61% for the year ended December 31, 2023. Average noninterest-bearing deposits increased by $757.6 million for the year ended December 31, 2024 compared to 2023 and average total deposits decreased by $251.8 million. Average borrowings decreased by $5.2 billion for the year ended December 31, 2024 compared to 2023 due to paydown of borrowings in connection with the balance sheet repositioning completed due to the merger.

Provision For Credit Losses

Q4-2024 vs Q3-2024

The provision for credit losses increased by $3.8 million to $12.8 million for the fourth quarter compared to $9.0 million for the third quarter. The fourth quarter provision included an $11.5 million provision for loan losses and a $1.5 million provision for unfunded loan commitments, offset partially by a $0.2 million reversal of the provision for credit losses related to available-for-sale securities. The fourth quarter provision for loans and unfunded loan commitments was driven primarily by net charge-off activity during the quarter. The third quarter provision was driven primarily by increases in qualitative reserves, for loans secured by office properties and concentrations of credit, and specific reserves for nonperforming loan downgrades.

Full Year 2024 vs Full Year 2023

The provision for credit losses decreased by $9.2 million to $42.8 million for the year ended December 31, 2024 compared to $52.0 million for the year ended December 31, 2023. The provision for credit losses in 2024 included a $43.5 million provision for loan losses, offset partially by a $0.5 million reversal of the provision for credit losses related to unfunded loan commitments and a $0.2 million reversal of the provision for credit losses related to available-for-sale securities. The 2024 provision was driven mainly by net charge-off activity during the year. The provision for credit losses for 2023 included a $113.5 million provision for loan losses, offset partially by a $61.5 million reversal of the provision for credit losses related to lower unfunded loan commitments. The 2023 provision for loan losses also included an initial provision of $22.2 million for acquired legacy Banc of California non-PCD loans.

Noninterest Income

Q4-2024 vs Q3-2024

Noninterest income increased by $44.4 million to $29.0 million for the fourth quarter from a loss of $15.5 million for the third quarter due mainly to a $59.5 million decrease in loss on sale of securities, offset partially by decreases of $6.4 million in leased equipment income, $5.4 million in other income and $3.7 million in dividends and gains on equity investments. The decrease in loss on sale of securities was mainly due to the sale of $741.8 million in securities for a net loss of $59.9 million in the third quarter of 2024. The decrease in leased equipment was due mostly to lower gains from early lease terminations and sale of leased assets. The decrease in other income was due primarily to a $4.6 million increase in the negative fair value mark on the credit-linked notes. The decrease in dividends and gains on equity investments was due to lower income distributions from the CRA equity investments.

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Full Year 2024 vs Full Year 2023

Noninterest income increased by $525.4 million to $77.1 million for the year ended December 31, 2024 due mostly to a decrease in the loss on sale of securities of $382.0 million and an increase in the gain on sale of loans of $162.0 million. The Company sold $753.7 million in securities for a net loss of $60.4 million in the year ended December 31, 2024 and $2.7 billion in securities for a net loss of $442.4 in the year ended December 31, 2023. The Company sold $2.5 billion of loans for a net gain of $0.6 million in the year ended December 31, 2024 and $8.7 billion of loans for a net loss of $161.3 million in the year ended December 31, 2023.

Noninterest Expense

Q4-2024 vs Q3-2024

Noninterest expense decreased by $14.8 million to $181.4 million for the fourth quarter due mainly to decreases of $7.9 million in compensation expenses, $2.8 million in customer related expenses, $1.5 million in insurance and assessments expense, and $1.2 million in occupancy expense. The decrease in compensation expenses was primarily due to lower headcount. The decrease in customer related expenses was driven by lower earnings credit rate expenses which were impacted by lower federal funds rate. The decrease in insurance and assessments expense was due to lower FDIC assessment rates. The decrease in occupancy expense was mostly attributable to facility consolidations leading to cost savings.

Full Year 2024 vs Full Year 2023

Noninterest expense decreased by $1.7 billion to $791.7 million for the year ended December 31, 2024 due mainly to a $1.4 billion goodwill impairment recorded in 2023, a $156.8 million decrease in acquisition, integration and reorganization costs related to our merger with PacWest, and a $65.0 million decrease in insurance and assessments expense for both the regular FDIC assessment and the special assessment.

Income Taxes

Q4-2024 vs Q3-2024

Income tax expense of $13.2 million was recorded for the fourth quarter resulting in an effective tax rate of 18.8% compared to income tax expense of $2.7 million for the third quarter and an effective tax rate of 23.7%. The lower fourth quarter effective tax rate was due primarily to tax benefits resulted from recording deferred tax assets at higher state tax rates.

Full Year 2024 vs Full Year 2023

Income tax expense of $41.8 million was recorded for the year ended December 31, 2024 resulting in an effective tax rate of 24.8% compared to an income tax benefit of $312.2 million for the year ended December 31, 2023 and an effective tax rate of 14.1%. The lower effective tax rate in 2023 was due primarily to non-deductible goodwill impairment recorded in 2023. Excluding non-deductible goodwill impairment of $1.0 billion, the effective tax rate was 26.2% for the year ended December 31, 2023.

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BALANCE SHEET HIGHLIGHTS

	December 31,	September 30,	December 31,	Increase (Decrease)
Selected Balance Sheet Items	2024	2024	2023	QoQ	YoY
	(In thousands)
Cash and cash equivalents	$2,502,212	$2,554,227	$5,377,576	$(52,015)	$(2,875,364)
Securities available-for-sale	2,246,839	2,300,284	2,346,864	(53,445)	(100,025)
Securities held-to-maturity	2,306,149	2,301,263	2,287,291	4,886	18,858
Loans held for sale	26,331	28,639	122,757	(2,308)	(96,426)
Loans and leases held for investment, net of deferred fees	23,781,663	23,527,777	25,489,687	253,886	(1,708,024)
Total assets	33,542,864	33,432,613	38,534,064	110,251	(4,991,200)

Noninterest-bearing deposits	$7,719,913	$7,811,796	$7,774,254	$(91,883)	$(54,341)
Total deposits	27,191,909	26,828,269	30,401,769	363,640	(3,209,860)
Borrowings	1,391,814	1,591,833	2,911,322	(200,019)	(1,519,508)
Total liabilities	30,042,915	29,936,415	35,143,299	106,500	(5,100,384)
Total stockholders' equity	3,499,949	3,496,198	3,390,765	3,751	109,184

Securities

The balance of securities held-to-maturity (“HTM”) remained consistent through the fourth quarter and totaled $2.3 billion at December 31, 2024. As of December 31, 2024, HTM securities had aggregate unrealized net after-tax losses in accumulated other comprehensive income (loss) (“AOCI”) of $157.9 million remaining from the balance established at the time of transfer from available-for-sale on June 1, 2022.

Securities available-for-sale (“AFS”) decreased by $53.4 million during the fourth quarter to $2.2 billion at December 31, 2024. AFS securities had aggregate unrealized net after-tax losses in AOCI of $200.1 million. These AFS unrealized net losses related primarily to changes in overall interest rates and spreads and the resulting impact on valuations.

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Loans and Leases

The following table sets forth the composition, by loan category, of our loan and lease portfolio held for investment, net of deferred fees, as of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
Composition of Loans and Leases	2024	2024	2024	2024	2023
	(Dollars in thousands)
Real estate mortgage:
Commercial	$4,578,772	$4,557,939	$4,722,585	$4,896,544	$5,026,497
Multi-family	6,041,713	6,009,280	5,984,930	6,121,472	6,025,179
Other residential	2,807,174	2,767,187	2,866,085	4,949,383	5,060,309
Total real estate mortgage	13,427,659	13,334,406	13,573,600	15,967,399	16,111,985
Real estate construction and land:
Commercial	799,131	836,902	784,166	775,021	759,585
Residential	2,373,162	2,622,507	2,573,431	2,470,333	2,399,684
Total real estate construction and land	3,172,293	3,459,409	3,357,597	3,245,354	3,159,269
Total real estate	16,599,952	16,793,815	16,931,197	19,212,753	19,271,254
Commercial:
Asset-based	2,087,969	2,115,311	1,968,713	2,061,016	2,189,085
Venture capital	1,537,776	1,353,626	1,456,122	1,513,641	1,446,362
Other commercial	3,153,084	2,850,535	2,446,974	2,245,910	2,129,860
Total commercial	6,778,829	6,319,472	5,871,809	5,820,567	5,765,307
Consumer	402,882	414,490	425,903	439,702	453,126
Total loans and leases held for investment, net of deferred fees	$23,781,663	$23,527,777	$23,228,909	$25,473,022	$25,489,687

Total unfunded loan commitments	$4,887,690	$5,008,449	$5,256,473	$5,482,672	$5,578,907

Composition as % of Total	December 31,	September 30,	June 30,	March 31,	December 31,
Loans and Leases	2024	2024	2024	2024	2023
Real estate mortgage:
Commercial	19%	19%	20%	19%	20%
Multi-family	26%	25%	26%	24%	23%
Other residential	12%	12%	12%	19%	20%
Total real estate mortgage	57%	56%	58%	62%	63%
Real estate construction and land:
Commercial	3%	4%	4%	3%	3%
Residential	10%	11%	11%	10%	9%
Total real estate construction and land	13%	15%	15%	13%	12%
Total real estate	70%	71%	73%	75%	75%
Commercial:
Asset-based	9%	9%	8%	8%	9%
Venture capital	6%	6%	6%	6%	6%
Other commercial	13%	12%	11%	9%	8%
Total commercial	28%	27%	25%	23%	23%
Consumer	2%	2%	2%	2%	2%
Total loans and leases held for investment, net of deferred fees	100%	100%	100%	100%	100%

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Total loans and leases held for investment, net of deferred fees, increased by $253.9 million in the fourth quarter and totaled $23.8 billion at December 31, 2024. The increase in loans and leases held for investment was due primarily to increased balances in the warehouse lending, equity funds, and residential mortgage loan portfolios, offset partially by a decrease in the residential real estate construction loan portfolio. Loan originations including production, purchased loans, and unfunded new commitments were $1.8 billion in the fourth quarter with rate on new production at a weighted average interest rate of 7.02%.

Credit Quality

	December 31,	September 30,	June 30,	March 31,	December 31,
Asset Quality Information and Ratios	2024	2024	2024	2024	2023
	(Dollars in thousands)
Delinquent loans and leases held for
investment:
30 to 89 days delinquent	$91,347	$52,927	$27,962	$178,421	$113,307
90+ days delinquent	88,846	72,037	55,792	57,573	30,881
Total delinquent loans and leases	$180,193	$124,964	$83,754	$235,994	$144,188

Total delinquent loans and leases to loans and leases held for investment	0.76%	0.53%	0.36%	0.93%	0.57%

Nonperforming assets, excluding loans
held for sale:
Nonaccrual loans and leases	$189,605	$168,341	$117,070	$145,785	$62,527
90+ days delinquent loans and still accruing	-	-	-	-	11,750
Total nonperforming loans and leases ("NPLs")	189,605	168,341	117,070	145,785	74,277
Foreclosed assets, net	9,734	8,661	13,302	12,488	7,394
Total nonperforming assets ("NPAs")	$199,339	$177,002	$130,372	$158,273	$81,671
Classified loans and leases held for investment	$563,502	$533,591	$415,498	$366,729	$228,417
Allowance for loan and lease losses	$239,360	$254,345	$247,762	$291,503	$281,687
Allowance for loan and lease losses to NPLs	126.24%	151.09%	211.64%	199.95%	379.24%
NPLs to loans and leases held for investment	0.80%	0.72%	0.50%	0.57%	0.29%
NPAs to total assets	0.59%	0.53%	0.37%	0.44%	0.21%
Classified loans and leases to loans and leases held for investment	2.37%	2.27%	1.79%	1.44%	0.90%

We continued to remain conservative on risk rating of loans and leases. Increases to classified loans and leases that remained on accrual status resulted from downward migration for loans and leases where performance metrics deteriorated but with no current expectation of loss. Nonperforming, classified and delinquent loan inflows were primarily driven by one customer relationship with two loans with no expected loss due to collateral coverage. Our overall loan portfolio continues to benefit from strong underwriting, borrower strength and good credit metrics.

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At December 31, 2024, total delinquent loans and leases were $180.2 million, compared to $125.0 million at September 30, 2024. The $55.2 million increase in total delinquent loans was due mainly to increases in the 30 to 89 days delinquent category of $20.2 million in other residential real estate mortgage loans, $10.4 million in commercial real estate mortgage loans, and $10.3 million in multi-family mortgage loans. In the 90 or more days delinquent category, there was a $21.9 million increase in multi-family mortgage loans, offset partially by a $6.9 million decrease in commercial real estate mortgage loans. Total delinquent loans and leases as a percentage of total loans and leases increased to 0.76% at December 31, 2024, as compared to 0.53% at September 30, 2024.

At December 31, 2024, nonperforming assets were $199.3 million, or 0.59% of total assets, compared to $177.0 million, or 0.53% of total assets, as of September 30, 2024. At December 31, 2024, nonperforming assets included $9.7 million of foreclosed assets, consisting entirely of single-family residences.

At December 31, 2024, nonperforming loans were $189.6 million, compared to $168.3 million at September 30, 2024. During the fourth quarter, nonperforming loans increased by $21.3 million due to additions of $56.9 million, offset partially by charge-offs of $22.0 million and payoffs and paydowns of $13.6 million. The addition to nonperforming loans was mainly related to aforementioned two commercial loans from one customer relationship.

Nonperforming loans and leases as a percentage of loans and leases held for investment increased to 0.80% at December 31, 2024 compared to 0.72% at September 30, 2024.

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Allowance for Credit Losses – Loans

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Allowance for Credit Losses - Loans	2024	2024	2023	2024	2023
	(Dollars in thousands)
Allowance for loan and lease losses
("ALLL"):
Balance at beginning of period	$254,345	$247,762	$222,297	$281,687	$200,732
Initial ALLL on acquired PCD loans	-	-	25,623	-	25,623
Charge-offs	(27,696)	(4,163)	(14,628)	(94,943)	(63,428)
Recoveries	1,211	1,746	1,395	9,116	5,260
Net charge-offs	(26,485)	(2,417)	(13,233)	(85,827)	(58,168)
Provision for loan losses	11,500	9,000	47,000	43,500	113,500
Balance at end of period	$239,360	$254,345	$281,687	$239,360	$281,687

Reserve for unfunded loan commitments
("RUC"):
Balance at beginning of period	$27,571	$27,571	$29,571	$29,571	$91,071
(Negative provision) provision for credit losses	1,500	-	-	(500)	(61,500)
Balance at end of period	$29,071	$27,571	$29,571	$29,071	$29,571

Allowance for credit losses ("ACL") -
Loans:
Balance at beginning of period	$281,916	$275,333	$251,868	$311,258	$291,803
Initial ALLL on acquired PCD loans	-	-	25,623	-	25,623
Charge-offs	(27,696)	(4,163)	(14,628)	(94,943)	(63,428)
Recoveries	1,211	1,746	1,395	9,116	5,260
Net charge-offs	(26,485)	(2,417)	(13,233)	(85,827)	(58,168)
Provision for credit losses	13,000	9,000	47,000	43,000	52,000
Balance at end of period	$268,431	$281,916	$311,258	$268,431	$311,258

ALLL to loans and leases held for investment	1.01%	1.08%	1.11%	1.01%	1.11%
ACL to loans and leases held for investment	1.13%	1.20%	1.22%	1.13%	1.22%
ACL to NPLs	141.57%	167.47%	419.05%	141.57%	419.05%
ACL to NPAs	134.66%	159.27%	381.11%	134.66%	381.11%
Annualized net charge-offs to average loans and leases	0.45%	0.04%	0.22%	0.35%	0.23%

The allowance for credit losses - loans, which includes the reserve for unfunded loan commitments, totaled $268.4 million, or 1.13% of total loans and leases, at December 31, 2024, compared to $281.9 million, or 1.20% of total loans and leases, at September 30, 2024. The $13.5 million decrease in the allowance was due to net charge-offs of $26.5 million, offset partially by the $13.0 million provision. The ACL coverage ratio decreased from last quarter driven by improvement in the economic forecast, a mix shift towards loan categories with lower expected losses, and the impact of charge-offs, offset partially by the impact of changes in risk ratings.

11

Our ability to absorb credit losses is also bolstered by (i) $117.0 million of loss coverage from the credit-linked notes, pursuant to which the bank sold the first 5% of any losses on our $2.3 billion single-family residential mortgage loan portfolio; and (ii) unearned credit marks of $22.5 million on approximately $1.7 billion of purchased loans without credit deterioration that were originated by Banc of California prior to the merger. When the loss coverage from the credit-linked notes and unearned credit marks is added to our allowance for credit losses, this provides additional economic coverage on top of our ACL ratio. We refer to this adjusted ACL ratio as our economic coverage ratio(1), which equaled 1.72% of total loans and leases at December 31, 2024.

The ACL coverage of nonperforming loans was 142% at December 31, 2024 compared to 167% at September 30, 2024.

Net charge-offs were 0.45% of average loans and leases (annualized) for the fourth quarter, compared to 0.04% for the third quarter. The increase in net charge-offs in the fourth quarter was attributable primarily to a commercial loan exposure with isolated risk and one Civic loan, both of which migrated to nonperforming loan status in the third quarter.

(1)	Non-GAAP measure; refer to section 'Non-GAAP Measures'

Deposits and Client Investment Funds

The following table sets forth the composition of our deposits at the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
Composition of Deposits	2024	2024	2024	2024	2023
	(Dollars in thousands)
Noninterest-bearing checking	$7,719,913	$7,811,796	$7,825,007	$7,833,608	$7,774,254
Interest-bearing:
Checking	7,610,705	7,539,899	7,309,833	7,836,097	7,808,764
Money market	5,361,635	5,039,607	4,837,025	5,020,110	6,187,889
Savings	1,933,232	1,992,364	2,040,461	2,016,398	1,997,989
Time deposits:
Non-brokered	2,488,217	2,451,340	2,758,067	2,761,836	3,139,270
Brokered	2,078,207	1,993,263	4,034,057	3,424,358	3,493,603
Total time deposits	4,566,424	4,444,603	6,792,124	6,186,194	6,632,873
Total interest-bearing	19,471,996	19,016,473	20,979,443	21,058,799	22,627,515
Total deposits	$27,191,909	$26,828,269	$28,804,450	$28,892,407	$30,401,769

	December 31,	September 30,	June 30,	March 31,	December 31,
Composition as % of Total Deposits	2024	2024	2024	2024	2023

Noninterest-bearing checking	28%	29%	27%	27%	26%
Interest-bearing:
Checking	28%	28%	25%	27%	26%
Money market	20%	19%	17%	17%	20%
Savings	7%	7%	7%	7%	6%
Time deposits:
Non-brokered	9%	9%	10%	10%	10%
Brokered	8%	8%	14%	12%	12%
Total time deposits	17%	17%	24%	22%	22%
Total interest-bearing	72%	71%	73%	73%	74%
Total deposits	100%	100%	100%	100%	100%

12

Total deposits increased by $363.6 million during the fourth quarter to $27.2 billion at December 31, 2024.

Noninterest-bearing checking totaled $7.72 billion and represented 28% of total deposits at December 31, 2024, compared to $7.81 billion, or 29% of total deposits, at September 30, 2024.

Uninsured and uncollateralized deposits of $7.2 billion represented 26% of total deposits at December 31, 2024 compared to uninsured and uncollateralized deposits of $6.7 billion or 25% of total deposits at September 30, 2024.

In addition to deposit products, we also offer alternative, non-depository corporate treasury solutions for select clients to invest excess liquidity. These alternative options include investments managed by BofCal Asset Management Inc. (“BAM”), our registered investment advisor subsidiary, and third-party sweep products. Total off-balance sheet client investment funds were $1.5 billion as of December 31, 2024, of which $0.7 billion was managed by BAM.

Borrowings

Borrowings decreased $200.0 million to $1.4 billion at December 31, 2024 from $1.6 billion at September 30, 2024 due to lower short-term borrowings.

Equity

During the fourth quarter, total stockholders’ equity increased by $3.8 million to $3.5 billion and tangible common equity(1) increased by $13.6 million to $2.7 billion at December 31, 2024. The increase in total stockholders’ equity for the fourth quarter resulted primarily from net earnings of $56.9 million, offset partially by an increase in the unrealized after-tax net loss in AOCI for AFS securities of $38.3 million and common and preferred stock dividends of $27.9 million.

At December 31, 2024, book value per common share increased to $17.78 compared to $17.75 at September 30, 2024, and tangible book value per common share(1) increased to $15.72 compared to $15.63 at September 30, 2024.

(1)	Non-GAAP measures; refer to section 'Non-GAAP Measures'

13

CAPITAL AND LIQUIDITY

Capital ratios remain strong with total risk-based capital at 17.05% and a tier 1 leverage ratio of 10.15% at December 31, 2024.

The following table sets forth our regulatory capital ratios as of the dates indicated:

	December 31,	September 30,	June 30,	March 31,	December 31,
Capital Ratios	2024 (1)	2024	2024	2024	2023

Banc of California, Inc.
Total risk-based capital ratio	17.05%	17.00%	16.57%	16.40%	16.43%
Tier 1 risk-based capital ratio	12.97%	12.88%	12.62%	12.38%	12.44%
Common equity tier 1 capital ratio	10.55%	10.46%	10.27%	10.09%	10.14%
Tier 1 leverage capital ratio	10.15%	9.83%	9.51%	9.12%	9.00%

Banc of California
Total risk-based capital ratio	16.65%	16.61%	16.19%	15.88%	15.75%
Tier 1 risk-based capital ratio	14.17%	14.08%	13.77%	13.34%	13.27%
Common equity tier 1 capital ratio	14.17%	14.08%	13.77%	13.34%	13.27%
Tier 1 leverage capital ratio	11.08%	10.74%	10.38%	9.84%	9.62%

(1)	Capital information for December 31, 2024 is preliminary.

At December 31, 2024, immediately available cash and cash equivalents were $2.3 billion, a decrease of $52.9 million from September 30, 2024. Combined with total available borrowing capacity of $11.5 billion and unpledged AFS securities of $2.0 billion, total available liquidity was $15.9 billion at the end of the fourth quarter.

14

Conference Call

The Company will host a conference call to discuss its fourth quarter 2024 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, January 23, 2025. Interested parties are welcome to attend the conference call by dialing (888) 317-6003 and referencing event code 4964279. A live audio webcast will also be available, and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 6452827.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) is a bank holding company with over $33 billion in assets and the parent company of Banc of California. Banc of California is one of the nation’s premier relationship-based business banks, providing banking and treasury management services to small-, middle-market, and venture-backed businesses. Banc of California is the largest independent bank headquartered in Los Angeles and the third largest bank headquartered in California and offers a broad range of loan and deposit products and services through 80 full-service branches located throughout California and in Denver, Colorado, and Durham, North Carolina, as well as through regional offices nationwide.  The bank also provides full-stack payment processing solutions through its subsidiary, Deepstack Technologies, and serves the Community Association Management industry nationwide with its technology-forward platform, SmartStreet™. The bank is committed to its local communities through the Banc of California Charitable Foundation, and by supporting organizations that provide financial literacy and job training, small business support, affordable housing, and more. For more information, please visit us at  www.bancofcal.com.

Forward-Looking Statements and Other Matters

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, liquidity and capital ratios and other non-historical statements. Words or phrases such as “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “strategy,” or similar expressions are intended to identify these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by the Company with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.

16

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: (i) changes in general economic conditions, either nationally or in our market areas, including the impact of supply chain disruptions, and the risk of recession or an economic downturn; (ii) changes in the interest rate environment, including the recent and potential future changes in the FRB benchmark rate, which could adversely affect our revenue and expenses, the value of assets and obligations, the realization of deferred tax assets, the availability and cost of capital and liquidity, and the impacts of continuing or renewed inflation; (iii) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of our underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and non-performing assets, and may result in our allowance for credit losses not being adequate; (iv) fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in our market area; (v) the quality and composition of our securities portfolio; (vi) our ability to develop and maintain a strong core deposit base, including among our venture banking clients, or other low cost funding sources necessary to fund our activities particularly in a rising or high interest rate environment; (vii) the rapid withdrawal of a significant amount of demand deposits over a short period of time; (viii) the costs and effects of litigation; (ix) risks related to the Company’s acquisitions, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; and our inability to achieve expected revenues, cost savings, synergies, and other benefits; and in the case of our recent acquisition of PacWest Bancorp (“PacWest”), reputational risk, regulatory risk and potential adverse reactions of the Company's or PacWest's customers, suppliers, vendors, employees or other business partners; (x) results of examinations by regulatory authorities of the Company and the possibility that any such regulatory authority may, among other things, limit our business activities, restrict our ability to invest in certain assets, refrain from issuing an approval or non-objection to certain capital or other actions, increase our allowance for credit losses, result in write-downs of asset values, restrict our ability or that of our bank subsidiary to pay dividends, or impose fines, penalties or sanctions; (xi) legislative or regulatory changes that adversely affect our business, including changes in tax laws and policies, accounting policies and practices, privacy laws, and regulatory capital or other rules; (xii) the risk that our enterprise risk management framework may not be effective in mitigating risk and reducing the potential for losses; (xiii) errors in estimates of the fair values of certain of our assets and liabilities, which may result in significant changes in valuation; (xiv) failures or security breaches with respect to the network, applications, vendors and computer systems on which we depend, including due to cybersecurity threats; (xv) our ability to attract and retain key members of our senior management team; (xvi) the effects of climate change, severe weather events, natural disasters such as earthquakes and wildfires, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; (xvii) the impact of bank failures or other adverse developments at other banks on general depositor and investor sentiment regarding the stability and liquidity of banks; (xviii) the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; (xix) our existing indebtedness, together with any future incurrence of additional indebtedness, could adversely affect our ability to raise additional capital and to meet our debt obligations; (xx) the risk that we may incur significant losses on future asset sales; and (xxi) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and from time to time in other documents that we file with or furnish to the SEC.

Non-GAAP Financial Measures

Included in this press release are certain non-GAAP financial measures, such as tangible assets, tangible equity to tangible assets, tangible book value per common share, return on average tangible common equity, adjusted return on average tangible common equity, adjusted net earnings (loss), adjusted noninterest expense, and economic coverage ratio, designed to complement the financial information presented in accordance with U.S. GAAP because management believes such measures are useful to investors. These non-GAAP financial measures should be considered only as supplemental to, and not superior to, financial measures provided in accordance with GAAP. Please refer to the “Non-GAAP Measures” section of this release for additional detail including reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (310) 424-1230
Joe Kauder, (310) 844-5224
Ann DeVries, (646) 376-7011

Media Contact:
Debora Vrana, Banc of California
(213) 533-3122
Deb.Vrana@bancofcal.com
Source: Banc of California, Inc.

17

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023
	(Dollars in thousands)
ASSETS:
Cash and due from banks	$192,006	$251,869	$203,467	$199,922	$202,427
Interest-earning deposits in financial institutions	2,310,206	2,302,358	2,495,343	2,885,306	5,175,149
Total cash and cash equivalents	2,502,212	2,554,227	2,698,810	3,085,228	5,377,576

Securities available-for-sale	2,246,839	2,300,284	2,244,031	2,286,682	2,346,864
Securities held-to-maturity	2,306,149	2,301,263	2,296,708	2,291,984	2,287,291
FRB and FHLB stock	147,773	145,123	132,380	129,314	126,346
Total investment securities	4,700,761	4,746,670	4,673,119	4,707,980	4,760,501

Loans held for sale	26,331	28,639	1,935,455	80,752	122,757

Gross loans and leases held for investment	23,808,205	23,553,534	23,255,297	25,517,028	25,534,730
Deferred fees, net	(26,542)	(25,757)	(26,388)	(44,006)	(45,043)
Total loans and leases held for investment, net of deferred fees	23,781,663	23,527,777	23,228,909	25,473,022	25,489,687
Allowance for loan and lease losses	(239,360)	(254,345)	(247,762)	(291,503)	(281,687)
Total loans and leases held for investment, net	23,542,303	23,273,432	22,981,147	25,181,519	25,208,000

Equipment leased to others under operating leases	307,188	314,998	335,968	339,925	344,325
Premises and equipment, net	142,546	143,200	145,734	144,912	146,798
Bank owned life insurance	339,517	343,212	341,779	341,806	339,643
Goodwill	214,521	216,770	215,925	198,627	198,627
Intangible assets, net	132,944	140,562	148,894	157,226	165,477
Deferred tax asset, net	720,587	706,849	738,534	741,158	739,111
Other assets	913,954	964,054	1,028,474	1,094,383	1,131,249
Total assets	$33,542,864	$33,432,613	$35,243,839	$36,073,516	$38,534,064

LIABILITIES:
Noninterest-bearing deposits	$7,719,913	$7,811,796	$7,825,007	$7,833,608	$7,774,254
Interest-bearing deposits	19,471,996	19,016,473	20,979,443	21,058,799	22,627,515
Total deposits	27,191,909	26,828,269	28,804,450	28,892,407	30,401,769
Borrowings	1,391,814	1,591,833	1,440,875	2,139,498	2,911,322
Subordinated debt	941,923	942,151	939,287	937,717	936,599
Accrued interest payable and other liabilities	517,269	574,162	651,379	709,744	893,609
Total liabilities	30,042,915	29,936,415	31,835,991	32,679,366	35,143,299

STOCKHOLDERS' EQUITY:
Preferred stock	498,516	498,516	498,516	498,516	498,516
Common stock	1,586	1,586	1,583	1,583	1,577
Class B non-voting common stock	5	5	5	5	5
Non-voting common stock equivalents	98	98	101	101	108
Additional paid-in-capital	3,785,725	3,802,314	3,813,312	3,827,777	3,840,974
Retained deficit	(431,201)	(478,173)	(477,010)	(497,396)	(518,301)
Accumulated other comprehensive loss, net	(354,780)	(328,148)	(428,659)	(436,436)	(432,114)
Total stockholders’ equity	3,499,949	3,496,198	3,407,848	3,394,150	3,390,765
Total liabilities and stockholders’ equity	$33,542,864	$33,432,613	$35,243,839	$36,073,516	$38,534,064

Common shares outstanding (1)	168,825,656	168,879,566	168,875,712	169,013,629	168,959,063

(1)	Common shares outstanding include non-voting common equivalents that are participating securities.

18

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (UNAUDITED)
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
	(In thousands, except per share amounts)
Interest income:
Loans and leases	$357,303	$369,913	$346,308	$1,501,534	$1,496,357
Investment securities	37,743	34,912	41,280	140,794	174,996
Deposits in financial institutions	29,473	42,068	79,652	170,377	299,647
Total interest income	424,519	446,893	467,240	1,812,705	1,971,000
Interest expense:
Deposits	154,085	180,986	207,760	715,984	748,423
Borrowings	18,993	16,970	92,474	104,398	416,744
Subordinated debt	16,156	16,762	15,955	66,273	58,705
Total interest expense	189,234	214,718	316,189	886,655	1,223,872
Net interest income	235,285	232,175	151,051	926,050	747,128
Provision for credit losses	12,801	9,000	47,000	42,801	52,000
Net interest income after provision for credit losses	222,484	223,175	104,051	883,249	695,128
Noninterest income:
Service charges on deposit accounts	4,770	4,568	4,562	18,583	16,468
Other commissions and fees	8,231	8,256	8,860	33,258	38,086
Leased equipment income	10,730	17,176	12,369	51,109	63,167
Gain (loss) on sale of loans and leases	20	(62)	(3,526)	645	(161,346)
Loss on sale of securities	(454)	(59,946)	(442,413)	(60,400)	(442,413)
Dividends and gains on equity investments	18	3,730	8,138	7,982	15,731
Warrant income (loss)	343	211	(173)	408	(718)
LOCOM HFS adjustment	(3)	(74)	3,175	215	(8,461)
Other income	5,334	10,689	8,606	25,345	31,201
Total noninterest income (loss)	28,989	(15,452)	(400,402)	77,145	(448,285)
Noninterest expense:
Compensation	77,661	85,585	89,354	341,396	332,353
Occupancy	15,678	16,892	15,925	67,993	61,668
Information technology and data processing	14,546	14,995	13,099	60,418	51,805
Other professional services	5,498	5,101	2,980	20,857	24,623
Insurance and assessments	11,179	12,708	60,016	70,779	135,666
Intangible asset amortization	7,770	8,485	4,230	33,143	11,419
Leased equipment depreciation	7,096	7,144	7,447	29,271	34,243
Acquisition, integration and reorganization costs	(1,023)	(510)	111,800	(14,183)	142,633
Customer related expense	31,672	34,475	45,826	129,471	124,104
Loan expense	4,489	3,994	4,446	17,306	20,458
Goodwill impairment	-	-	-	-	1,376,736
Other expense	6,804	7,340	8,515	35,289	142,473
Total noninterest expense	181,370	196,209	363,638	791,740	2,458,181
Earnings (loss) before income taxes	70,103	11,514	(659,989)	168,654	(2,211,338)
Income tax expense (benefit)	13,184	2,730	(177,034)	41,766	(312,201)
Net earnings (loss)	56,919	8,784	(482,955)	126,888	(1,899,137)
Preferred stock dividends	9,947	9,947	9,947	39,788	39,788
Net earnings (loss) available to common and equivalent stockholders	$46,972	$(1,163)	$(492,902)	$87,100	$(1,938,925)

Basic and diluted earnings (loss) per common share (1)	$0.28	$(0.01)	$(4.55)	$0.52	$(22.71)

Weighted average number of common shares outstanding:
Basic	168,604	168,583	108,290	168,441	85,394
Diluted	169,732	168,583	108,290	168,684	85,394

(1)	Common shares include non-voting common equivalents that are participating securities.

19

BANC OF CALIFORNIA, INC.
SELECTED FINANCIAL DATA
(UNAUDITED)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Profitability and Other Ratios	2024	2024	2023	2024	2023
Return on average assets (1)	0.67%	0.10%	(5.09)%	0.36%	(4.71)%
Adjusted ROAA (1)(2)	0.67%	0.59%	(0.66)%	0.50%	0.13%
Pre-tax, pre-provision, pre-goodwill impairment ROAA (1)(2)	0.98%	0.24%	(6.46)%	0.60%	(1.94)%
Adjusted pre-tax, pre-provision, pre-goodwill impairment ROAA (1)(2)	0.98%	0.92%	(0.27)%	0.78%	0.20%
Return on average equity (1)	6.50%	1.01%	(68.49)%	3.70%	(63.42)%
Return on average tangible common equity (1)(2)	7.35%	0.70%	(102.87)%	4.35%	(35.27)%
Adjusted return on average tangible common equity (1)(2)	7.35%	7.30%	(12.39)%	6.23%	1.06%
Dividend payout ratio (3)	35.71%	(1000.00)%	(2.64)%	76.92%	(2.33)%
Average yield on loans and leases (1)	6.01%	6.18%	5.82%	6.11%	5.92%
Average yield on interest-earning assets (1)	5.48%	5.63%	5.23%	5.58%	5.21%
Average cost of interest-bearing deposits (1)	3.18%	3.52%	3.80%	3.48%	3.46%
Average total cost of deposits (1)	2.26%	2.54%	2.94%	2.52%	2.61%
Average cost of interest-bearing liabilities (1)	3.48%	3.80%	4.51%	3.79%	4.14%
Average total cost of funds (1)	2.55%	2.82%	3.68%	2.84%	3.34%
Net interest spread	2.00%	1.83%	0.72%	1.79%	1.07%
Net interest margin (1)	3.04%	2.93%	1.69%	2.85%	1.98%
Noninterest income to total revenue (4)	10.97%	(7.13)%	160.58%	7.69%	(150.01)%
Adjusted noninterest income to adjusted total revenue (2)(4)	11.12%	16.08%	21.76%	12.93%	18.10%
Noninterest expense to average total assets (1)	2.15%	2.27%	3.83%	2.24%	6.10%
Adjusted noninterest expense to average total assets (1)(2)	2.16%	2.26%	2.31%	2.28%	2.06%
Efficiency ratio (2)(5)	65.49%	68.02%	127.34%	72.47%	124.91%
Adjusted efficiency ratio (2)(6)	65.49%	68.02%	110.38%	72.02%	86.20%
Loans to deposits ratio	87.56%	87.80%	84.25%	87.56%	84.25%
Average loans and leases to average deposits	87.05%	84.05%	84.34%	86.42%	88.32%
Average investment securities to average total assets	14.01%	13.55%	16.01%	13.26%	16.94%
Average stockholders' equity to average total assets	10.39%	10.03%	7.43%	9.71%	7.43%

(1)	Annualized.
(2)	Non-GAAP measure.
(3)	Ratio calculated by dividing dividends declared per common and equivalent share by basic earnings per common and equivalent share.
(4)	Total revenue equals the sum of net interest income and noninterest income.

20

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)
	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and leases (1)	$23,649,271	$357,303	6.01%	$23,803,691	$369,913	6.18%	$23,608,246	$346,308	5.82%
Investment securities	4,700,742	37,743	3.19%	4,665,549	34,912	2.98%	6,024,737	41,280	2.72%
Deposits in financial institutions	2,474,732	29,473	4.74%	3,106,227	42,068	5.39%	5,791,739	79,652	5.46%
Total interest-earning assets	30,824,745	424,519	5.48%	31,575,467	446,893	5.63%	35,424,722	467,240	5.23%
Other assets	2,737,283			2,850,718			2,215,665
Total assets	$33,562,028			$34,426,185			$37,640,387

Liabilities and
Stockholders' Equity:
Interest checking	$7,659,320	56,408	2.93%	$7,644,515	61,880	3.22%	$7,296,234	60,743	3.30%
Money market	5,003,118	31,688	2.52%	4,958,777	32,361	2.60%	5,758,074	44,279	3.05%
Savings	1,954,625	14,255	2.90%	2,028,931	17,140	3.36%	1,696,222	16,446	3.85%
Time	4,645,115	51,734	4.43%	5,841,965	69,605	4.74%	6,915,504	86,292	4.95%
Total interest-bearing deposits	19,262,178	154,085	3.18%	20,474,188	180,986	3.52%	21,666,034	207,760	3.80%
Borrowings	1,399,080	18,993	5.40%	1,063,541	16,970	6.35%	5,229,425	92,474	7.02%
Subordinated debt	942,221	16,156	6.82%	940,480	16,762	7.09%	894,219	15,955	7.08%
Total interest-bearing liabilities	21,603,479	189,234	3.48%	22,478,209	214,718	3.80%	27,789,678	316,189	4.51%
Noninterest-bearing demand deposits	7,905,750			7,846,641			6,326,511
Other liabilities	566,635			648,760			726,414
Total liabilities	30,075,864			30,973,610			34,842,603
Stockholders' equity	3,486,164			3,452,575			2,797,784
Total liabilities and stockholders' equity	$33,562,028			$34,426,185			$37,640,387
Net interest income (1)		$235,285			$232,175			$151,051
Net interest spread			2.00%			1.83%			0.72%
Net interest margin			3.04%			2.93%			1.69%

Total deposits (2)	$27,167,928	$154,085	2.26%	$28,320,829	$180,986	2.54%	$27,992,545	$207,760	2.94%
Total funds (3)	$29,509,229	$189,234	2.55%	$30,324,850	$214,718	2.82%	$34,116,189	$316,189	3.68%

(1)	Includes net loan discount accretion of $20.7 million, $23.0 million and $15.7 million for the three months ended December 31, 2024, September 30, 2024, and December 31, 2023.
(2)
Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits.  The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.

(3)
Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

21

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)
	Year Ended
	December 31, 2024			December 31, 2023
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and
leases (1)(2)(3)	$24,569,650	$1,501,534	6.11%	$25,330,351	$1,498,701	5.92%
Investment securities	4,686,615	140,794	3.00%	6,827,059	174,996	2.56%
Deposits in financial institutions	3,226,658	170,377	5.28%	5,746,858	299,647	5.21%
Total interest-earning assets (1)	32,482,923	1,812,705	5.58%	37,904,268	1,973,344	5.21%
Other assets	2,850,565			2,389,112
Total assets	$35,333,488			$40,293,380

Liabilities and
Stockholders' Equity:
Interest checking	$7,714,920	240,913	3.12%	$6,992,888	220,735	3.16%
Money market	5,164,566	138,176	2.68%	6,724,296	190,027	2.83%
Savings	2,005,513	66,421	3.31%	1,051,117	30,978	2.95%
Time	5,714,821	270,474	4.73%	6,840,920	306,683	4.48%
Total interest-bearing deposits	20,599,820	715,984	3.48%	21,609,221	748,423	3.46%
Borrowings	1,838,819	104,398	5.68%	7,068,826	416,744	5.90%
Subordinated debt	939,528	66,273	7.05%	875,621	58,705	6.70%
Total interest-bearing liabilities	23,378,167	886,655	3.79%	29,553,668	1,223,872	4.14%
Noninterest-bearing demand deposits	7,829,976			7,072,334
Other liabilities	693,981			672,950
Total liabilities	31,902,124			37,298,952
Stockholders' equity	3,431,364			2,994,428
Total liabilities and stockholders' equity	$35,333,488			$40,293,380
Net interest income (1)(2)		$926,050			$749,472
Net interest spread (1)			1.79%			1.07%
Net interest margin (1)			2.85%			1.98%

Total deposits (4)	$28,429,796	$715,984	2.52%	$28,681,555	$748,423	2.61%
Total funds (5)	$31,208,143	$886,655	2.84%	$36,626,002	$1,223,872	3.34%

(1)	Tax equivalent.
(2)	Includes net loan discount accretion of $88.0 million and $9.7 million for the year ended December 31, 2024 and 2023, respectively.
(3)
Includes tax-equivalent adjustments of $0.0 million and $2.3 million for the year ended
December 31, 2024 and 2023 related to tax-exempt income on loans.
The federal statutory tax rate utilized was 21%.

(4)
Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits.
The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.

(5)
Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits.
The cost of total funds is calculated as annualized total interest expense divided by average total funds.

22

BANC OF CALIFORNIA, INC.

NON-GAAP MEASURES

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”) in this press release, including: tangible assets, tangible common equity, tangible common equity to tangible assets, tangible book value per common share, return on average tangible common equity, adjusted net earnings (loss), adjusted noninterest expense, and economic coverage ratio. These non-GAAP measures are used by management in its analysis of the Company's performance.

Tangible assets is calculated by subtracting goodwill and other intangible assets from total assets. Tangible common equity is calculated by subtracting preferred stock, as applicable, from tangible equity. Return on average tangible common equity is calculated by dividing net earnings available to common stockholders, after adjustment for amortization of intangible assets and goodwill impairment, by average tangible common equity. Adjusted return on average tangible common equity is calculated by dividing adjusted net earnings available to to common stockholders, after adjustment for amortization of intangible assets, goodwill impairment, and any unusual one-time items, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.

Adjusted net earnings (loss) is calculated by adjusting net earnings (loss) by unusual, one-time items. ROAA is calculated by dividing annualized net earnings (loss) by average assets. Adjusted ROAA is calculated by dividing annualized adjusted net earnings (loss) by average assets.

Adjusted noninterest expense is calculated by subtracting acquisition, integration and reorganization costs from total noninterest expense.

Economic coverage ratio is calculated by dividing the allowance for credit losses adjusted for the impact of the credit-linked notes and unearned credit mark from purchase accounting by loans and leases held for investment, net of deferred fees.

Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following tables provide reconciliations of the non-GAAP measures to financial measures defined by GAAP.

23

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
Tangible Common Equity Ratio	December 31,	September 30,	June 30,	March 31,	December 31,
and Tangible Book Value Per Share	2024	2024	2024	2024	2023
	(Dollars in thousands, except per share amounts)
Stockholders' equity	$3,499,949	$3,496,198	$3,407,848	$3,394,150	$3,390,765
Less: Preferred stock	498,516	498,516	498,516	498,516	498,516
Total common equity	3,001,433	2,997,682	2,909,332	2,895,634	2,892,249
Less: Goodwill and intangible assets	347,465	357,332	364,819	355,853	364,104
Tangible common equity	$2,653,968	$2,640,350	$2,544,513	$2,539,781	$2,528,145

Total assets	$33,542,864	$33,432,613	$35,243,839	$36,073,516	$38,534,064
Less: Goodwill and intangible assets	347,465	357,332	364,819	355,853	364,104
Tangible assets	$33,195,399	$33,075,281	$34,879,020	$35,717,663	$38,169,960

Total stockholders' equity to total assets	10.43%	10.46%	9.67%	9.41%	8.80%
Tangible common equity ratio (1)	7.99%	7.98%	7.30%	7.11%	6.62%
Book value per common share (2)	$17.78	$17.75	$17.23	$17.13	$17.12
Tangible book value per common share (3)	$15.72	$15.63	$15.07	$15.03	$14.96
Common shares outstanding (4)	168,825,656	168,879,566	168,875,712	169,013,629	168,959,063

(1)	Tangible common equity divided by tangible assets.
(2)	Total common equity divided by common shares outstanding.
(3)	Tangible common equity divided by common shares outstanding.
(4)	Common shares outstanding include non-voting common equivalents that are participating securities.

24

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

	Three Months Ended			Year Ended
Return on Average Tangible	December 31,	September 30,	December 31,	December 31,
Common Equity ("ROATCE")	2024	2024	2023	2024	2023
	(Dollars in thousands)
Net earnings (loss)	$56,919	$8,784	$(482,955)	$126,888	$(1,899,137)

Earnings (loss) before income taxes	$70,103	$11,514	$(659,989)	$168,654	$(2,211,338)
Add: Intangible asset amortization	7,770	8,485	4,230	33,143	11,419
Add: Goodwill impairment	-	-	-	-	1,376,736
Adjusted earnings (loss) before income taxes used for ROATCE	77,873	19,999	(655,759)	201,797	(823,183)
Adjusted income tax expense (benefit) (1)	19,281	5,522	(92,593)	49,965	(116,233)
Adjusted net earnings (loss) for ROATCE	58,592	14,477	(563,166)	151,832	(706,950)
Less: Preferred stock dividends	9,947	9,947	9,947	39,788	39,788
Adjusted net earnings (loss) available to common and equivalent stockholders for ROATCE	$48,645	$4,530	$(573,113)	$112,044	$(746,738)

Average stockholders' equity	$3,486,164	$3,452,575	$2,797,784	$3,431,364	$2,994,428
Less: Average goodwill and intangible assets	352,907	361,316	89,041	356,960	379,005
Less: Average preferred stock	498,516	498,516	498,516	498,516	498,516
Average tangible common equity	$2,634,741	$2,592,743	$2,210,227	$2,575,888	$2,116,907

Return on average equity (2)	6.50%	1.01%	(68.49)%	3.70%	(63.42)%
ROATCE (3)	7.35%	0.70%	(102.87)%	4.35%	(35.27)%

(1)
Effective tax rates of 24.76%, 27.61%, and 14.12% used for the three months ended December 31, 2024, September 30, 2024, and December 31, 2023, respectively. Effective tax rates of 24.76% and 14.12% used for the years ended December 31, 2024 and 2023.

(2)	Annualized net earnings (loss) divided by average stockholders' equity.
(3)	Annualized adjusted net earnings (loss) available to common and equivalent stockholders for ROATCE divided by average tangible common equity.

25

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

	Three Months Ended			Year Ended
Adjusted Return on Average	December 31,	September 30,	December 31,	December 31,
Tangible Common Equity ("ROATCE")	2024	2024	2023	2024	2023
	(Dollars in thousands)
Net earnings (loss)	$56,919	$8,784	$(482,955)	$126,888	$(1,899,137)

Earnings (loss) before income taxes	$70,103	$11,514	$(659,989)	$168,654	$(2,211,338)
Add: Intangible asset amortization	7,770	8,485	4,230	33,143	11,419
Add: Goodwill impairment	-	-	-	-	1,376,736
Add: FDIC special assessment	-	-	32,746	4,814	32,746
Add: Loss on sale of securities	NA	59,946	442,413	59,946	442,413
Less: Acquisition, integration, and reorganization costs	NA	(510)	111,800	(510)	142,633
Add: Loan fair value loss adjustments	-	-	-	-	170,971
Add: Unfunded commitments fair value loss adjustments	-	-	-	-	106,767
Adjusted earnings before income taxes used for adjusted ROATCE	77,873	79,435	(68,800)	266,047	72,347
Adjusted income tax expense (1)	19,281	21,932	(9,715)	65,873	10,215
Adjusted net earnings for adjusted ROATCE	58,592	57,503	(59,085)	200,174	62,132
Less: Preferred stock dividends	9,947	9,947	9,947	39,788	39,788
Adjusted net earnings available to common and equivalent stockholders for adjusted ROATCE	$48,645	$47,556	$(69,032)	$160,386	$22,344

Average stockholders' equity	$3,486,164	$3,452,575	$2,797,784	$3,431,364	$2,994,428
Less: Average goodwill and intangible assets	352,907	361,316	89,041	356,960	379,005
Less: Average preferred stock	498,516	498,516	498,516	498,516	498,516
Average tangible common equity	$2,634,741	$2,592,743	$2,210,227	$2,575,888	$2,116,907

Adjusted ROATCE (2)	7.35%	7.30%	(12.39)%	6.23%	1.06%

(1)
Effective tax rates of 24.76%, 27.61%, and 14.12% used for the three months ended December 31, 2024, September 30, 2024, and December 31, 2023, respectively. Effective tax rates of 24.76% and 14.12% used for the years ended December 31, 2024 and 2023.

(2)	Annualized adjusted net earnings available to common and equivalent stockholders for adjusted ROATCE divided by average tangible common equity.

26

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

Adjusted Net Earnings, Net Earnings	Three Months Ended			Year Ended
Available to Common and Equivalent	December 31,	September 30,	December 31,	December 31,
Stockholders, Diluted EPS, and ROAA	2024	2024	2023	2024	2023
	(In thousands, except per share amounts)
Net earnings (loss)	$56,919	$8,784	$(482,955)	$126,888	$(1,899,137)

Earnings (loss) before income taxes	$70,103	$11,514	$(659,989)	$168,654	$(2,211,338)
Add: FDIC special assessment	-	-	32,746	4,814	32,746
Add: Loss on sale of securities	NA	59,946	442,413	59,946	442,413
Less: Acquisition, integration, and reorganization costs	NA	(510)	111,800	(510)	142,633
Add: Loan fair value loss adjustments	-	-	-	-	170,971
Add: Unfunded commitments fair value loss adjustments	-	-	-	-	106,767
Add: Goodwill impairment	-	-	-	-	1,376,736
Adjusted earnings (loss) before income taxes	70,103	70,950	(73,030)	232,904	60,928
Adjusted income tax expense (benefit) (1)	13,184	19,589	(10,312)	57,667	8,603
Adjusted net earnings (loss)	56,919	51,361	(62,718)	175,237	52,325
Less: Preferred stock dividends	(9,947)	(9,947)	(9,947)	(39,788)	(39,788)
Adjusted net earnings (loss) available to common and equivalent stockholders	$46,972	$41,414	$(72,665)	$135,449	$12,537

Weighted average common shares outstanding	169,732	168,583	108,290	168,684	85,394
Diluted (loss) earnings per common share	$0.28	$(0.01)	$(4.55)	$0.52	$(22.71)
Adjusted diluted earnings per common share (2)	$0.28	$0.25	$(0.67)	$0.80	$0.15

Average total assets	$33,562,028	$34,426,185	$37,640,387	$35,333,488	$40,293,380
Return on average assets ("ROAA") (3)	0.67%	0.10%	(5.09)%	0.36%	(4.71)%
Adjusted ROAA (4)	0.67%	0.59%	(0.66)%	0.50%	0.13%

(1)
Effective tax rates of 24.76%, 27.61%, and 14.12% used for the three months ended December 31, 2024, September 30, 2024, and December 31, 2023, respectively. Effective tax rates of 24.76% and 14.12% used for the years ended December 31, 2024 and 2023.

(2)	Adjusted net earnings (loss) available to common and equivalent stockholders divided byweighted average common shares outstanding.
(3)	Annualized net earnings (loss) divided by average assets.
(4)	Annualized adjusted net earnings (loss) divided by average assets.

27

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Adjusted Noninterest Expense	2024	2024	2023 (1)	2024	2023
	(Dollars in thousands)
Noninterest expense	$181,370	$196,209	$363,638	$791,740	$2,458,181
Less: Acquisition, integration, and reorganization costs	1,023	510	(111,800)	14,183	(142,633)
Adjusted noninterest expense	$182,393	$196,719	$251,838	$805,923	$2,315,548

(1)	Does not reflect normalization to include combined company expenses for the full quarter and incentive compensation adjusted to target.

28

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
December 31,
Economic Coverage Ratio	2024
(Dollars in thousands)

Allowance for credit losses ("ACL")	$268,431
Add: Unearned credit mark from purchase accounting (1)	22,473
Add: Credit-linked notes (2)	116,991
Adjusted allowance for credit losses	$407,895

Loans and leases held for investment, net of deferred fees	$23,781,663

ACL to loans and leases held for investment (3)	1.13%

Economic coverage ratio (4)	1.72%

(1)
Unearned credit mark from purchase accounting estimated by using the same pro rata split between the credit and yield marks associated with the non-PCD loans (purchased loans without credit deterioration at the time of the purchase) at the time of the acquisition.

(2)	Credit-linked notes loss coverage equal to 5% of the unpaid principal balance of the pledged loans.
(3)	Allowance for credit losses divided by loans and leases held for investment, net of deferred fees.
(4)	Adjusted allowance for credit losses divided by loans and leases held for investment, net of deferred fees.

29